UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Steven Retterath
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 19, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Annual Meeting to be held on Thursday, April 4, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal to amend the Company's operating agreement and election of directors. On or about April 3, 2013, Mr. Retterath sent a letter to many of the Company's members by electronic mail, advocating against the proposal to amend the Company's operating agreement and against a nominee. The letter Mr. Retterath sent is set out in the attached exhibit.

Answering Walt's so called truth

From the beginning, he loved money from out of state, but wanted to keep it in Iowa. Retirement was my goal. He constantly calls that doubling our money. I guess he has a problem with investor profit. Having started with $180 million dollar debt was fine six years ago, but $45 million dollars today is a problem? Walt, being the only one in communication with the banks, prevented us from having ¾ of our investment back by now. He wouldn't let the board have a buyer for my stock look at the plant to keep from any debt. Just as an investor like you and I buying my stock; wouldn't you like to see your stock profit? And in regards to the lawsuit, I think it was poorly handled by pre judging the accuser.

The board asked voters not to vote for Proposition 2 and Walt is again opposed to the board. When I invested this large amount in farming operations in Iowa I was assured this voting right: One dollar, one vote. Walt is a huge conflict of interest and bad for the investor. Look at your pay back so far.